For Ministry Use Only
À l'usage exclusif du ministère

Ministry of Government and Consumer Services
Ministère des Services gouvernementaux et des Services aux consommateurs
Ontario

CERTIFICATE
This is to certify that these articles are effective on

CERTIFICAT
Ceci certifie que les présents statuts entrent en vigueur le

NOVEMBER 1 3 NOVEMBRE, 2018

Barbara Bachitt (17)
Director / Directrice
Business Corporations Act / Loi sur les sociétés par actions

Ontario Corporation Number
Numéro de la société en Ontario

1933033

ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION

Form 3
Business Corporations Act

Formule 3
Loi sur les sociétés par actions

1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
Dénomination sociale actuelle de la société (écrire en LETTRES MAJUSCULES SEULEMENT) :

SPHERE 3D CORP.

2. The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS)
Nouvelle dénomination sociale de la société (s'il y a lieu) (écrire en LETTRES MAJUSCULES SEULEMENT) :

3. Date of incorporation/amalgamation:
Date de la constitution ou de la fusion :

2015-03-24

(Year, Month, Day)
(année, mois, jour)

4. **Complete only if there is a change in the number of directors or the minimum / maximum number of directors.**
Il faut remplir cette partie seulement si le nombre d'administrateurs ou si le nombre minimal ou maximal d'administrateurs a changé.

Number of directors is/are:
Nombre d'administrateurs :

minimum and maximum number of directors is/are:
nombres minimum et maximum d'administrateurs :

Number / Nombre — or / ou — minimum and maximum / minimum et maximum

5. The articles of the corporation are amended as follows:
Les statuts de la société sont modifiés de la façon suivante :

See attached pages 1A to 1H.

5. The articles of the Company are amended as follows:

To amend the authorized share capital of the Company as follows:

1. To increase the authorized capital of the Company by creating the first series of Preferred Shares, being an unlimited number of Series A Preferred Shares;

2. After giving effect to the foregoing, the authorized capital of the Company shall consist of an unlimited number of common shares, an unlimited number of Preferred Shares, issuable in series, and an unlimited number of Series A Preferred Shares; and

3. To provide that the rights, privileges, restrictions and conditions **(the "Preferred Share Provisions")** attaching to the Series A Preferred Shares are as follows:

SERIES A PREFERRED SHARE TERMS

1. DEFINITIONS

1.1 In these Preferred Share Provisions, the following words and phrases shall have the following meanings:

(a) **"Accrued and Unpaid Dividends"** means the aggregate (without duplication) of (i) all unpaid dividends on the Preferred Shares for any dividend period; and (ii) the amount calculated as though dividends on each Preferred Share had been accruing on a day to day basis from and including the end of the most recent fiscal quarter of the Corporation up to and including the date to which the computation of accrued dividends is to be made;

(b) **"Act"** means the *Business Corporations Act* (Ontario), as now enacted or as it may from time to time be amended, re-enacted or replaced (and in the case of such amendment, re-enactment or replacement, any references herein to specific provisions thereof shall be read as referring to such amended, re-enacted or replaced provisions);

(c) **"Aggregate Consideration"** has the meaning given thereto in Section 8(b);

(d) **"As Adjusted"** with respect to any share or per share amount, means subject to appropriate adjustment in the event of any stock dividend, stock split, consolidation, combination or other similar recapitalization with respect to the applicable shares;

(e) **"Business Day"** means a day other than a Saturday, Sunday or any other statutory holiday in the City of New York, New York or in the City of Toronto, Ontario;

(f) **"Common Shares"** means the common shares of the Corporation;

(g) "**Conversion Rate**" at any time means the number of Common Shares into which one Preferred Share may be converted as adjusted from time to time pursuant to these Preferred Share Provisions;

(h) "**Contemplated Transaction**" has the meaning given thereto in Section 8(b);

(i) "**Corporation**" means Sphere 3D Corp.;

(j) "**Deemed Liquidation**" has the meaning given thereto in Section 8;

(k) "**Holder**" in respect of any Preferred Share, means the registered holder thereof;

(l) "**Initial Issue Date**" means the date of initial issuance of Preferred Shares;

(m) "**Maturity Date**" means 2 years from the Initial Issue Date;

(n) "**Preferred Holder Approval**" means the approval of the Holders of the Preferred Shares given in writing by the Holders of a majority of the outstanding Preferred Shares (or such greater percentage as may be required by applicable law) or by a resolution passed by a majority of the votes cast by the Holders of Preferred Shares who voted in respect of that resolution (or such greater percentage as may be required by applicable law);

(o) "**Preferred Shares**" means the Series A Preferred Shares of the Corporation;

(p) "**Redemption Amount per Preferred Share**" in respect of a Preferred Share, means **US$1**, As Adjusted, together with all Accrued and Unpaid Dividends on such share;

(q) "**Stock Option Plan**" means (i) any performance incentive plan, stock option plan or stock purchase plan of the Corporation that either (x) has been approved by the board of directors and the shareholders of the Corporation prior to the Initial Issue Date of first issuance of a Preferred Share or (y) is approved by the board of directors and the Holders by way of Preferred Holder Approval and, in either of (x) or (y) above, as such plan or plans may be amended, replaced or substituted from time to time with approval of the board of directors and the Holders by way of Preferred Holder Approval; and (ii) the Company's 2015 performance incentive plan, as it may be amended as described in the definitive proxy statement and information circular filed with the Securities Exchange Commission on September 27, 2018;

(r) "**Subscription Price**" of each Preferred Share means **US$1**, As Adjusted.

2. DIVIDENDS

The Holders of the Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the directors of the Corporation out of

moneys of the Corporation properly applicable to the payment of dividends, which, subject to applicable law, shall be declared by the directors if the Corporation receives any cash dividends on its equity investment in Silicon Valley Technology Partners, Inc. in an amount equal to such cash dividend received, cumulative cash dividends at a rate of 8% of the Subscription Price per Preferred Share per annum. Dividends on each Preferred Share shall accrue on a daily basis from and including the date of issue thereof and shall be paid on such date or dates as and when decided by the board of directors out of moneys properly applicable to the payment of such dividends. No dividends shall be paid or set apart for payment upon the Common Shares or any other shares ranking junior to the Preferred Shares with respect to the payment of dividends unless all cumulative dividends on the Preferred Shares up to and including the dividend accrued as of the end of the most recent fiscal quarter of the Corporation on the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment. All dividends which the board of directors may declare on the Preferred Shares shall be declared and paid in equal amounts per share on all Preferred Shares at the time outstanding. The Holders of the Preferred Shares shall not be entitled to any dividend other than or in excess of the cumulative cash dividends herein provided for. Cheques payable in lawful money of the United States at par at any branch in Canada or the United States of any one of the Corporation's banks for the time being shall be issued in respect of the said dividends (less any tax required to be deducted or withheld therefrom) to the Holders of the Preferred Shares entitled thereto and such cheques shall satisfy and discharge all liability for such dividends unless such cheques are not paid on due presentation.

3. REDEMPTION BY THE CORPORATION

Subject to the provisions of subsection 32(2) of the Act and subject to applicable law, the Corporation (a) shall, on the Maturity Date, or (b) may (at the option of the Company), at any time prior to the Maturity Date, redeem the whole of the then outstanding Preferred Shares on payment for each Preferred Share to be redeemed of the Redemption Amount per Preferred Share.

The Corporation shall, at least 20 days before the date specified for redemption of Preferred Shares pursuant to the provisions of Section 3, provide notice in writing to each person who at the date of mailing is a registered Holder of shares to be redeemed of the obligation of the Corporation to redeem such Preferred Shares on the Maturity Date. Such notice shall be sent to each such Holder in accordance with the provisions of Section 11.1; provided, however, that accidental failure to give any such notice to one or more of such shareholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount per Preferred Share and the date on which redemption is to take place.

On the date specified for redemption of Preferred Shares pursuant to Section 3, the Corporation shall pay or cause to be paid to or to the order of the registered Holders of the Preferred Shares to be redeemed their respective Redemption Amount per Preferred Share on presentation and surrender of the certificates representing the Preferred Shares called for redemption at the registered office of the Corporation or

any other place or places designated in the notice of redemption. Subject to the provisions of Section 3, on and after the date specified for redemption in any such notice the Preferred Shares called for redemption shall cease to be entitled to dividends and the Holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Amount per Preferred Share shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the shareholders shall remain unaffected.

The Corporation shall after the mailing of notice of its intention to redeem any Preferred Shares in accordance with Section 3 deposit the Redemption Amount per Preferred Share so called for redemption or of such of the said Preferred Shares represented by certificates as have not at the date of such deposit been surrendered by the Holders thereof in connection with such redemption to a special account in a specified chartered bank or a specified trust company in Canada or the United States, named in such notice of redemption, to be paid without interest to or to the order of the respective Holders of such shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Preferred Shares in respect whereof such deposit shall have been made shall be deemed to be redeemed and all rights of the Holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount per Preferred Share so deposited, against presentation and surrender of the said certificates held by them respectively. Any interest allowed on any such deposit shall belong to the Corporation. Redemption moneys that are represented by a cheque which has not been presented to the Corporation's bank for payment or that otherwise remain unclaimed (including moneys held on deposit to a special account as provided for above) for a period of one year from the date specified for redemption shall be forfeited to the Corporation.

4. EXCHANGE AGREEMENT

The Preferred Shares shall be subject to that certain Share Exchange and Buy-Out Agreement entered into as of November 13, 2018 by and among the Corporation, FBC Holdings Sàrl, MF Ventures, LLC, and Silicon Valley Technology Partners, Inc., as it may be amended from time to time, and the acquisition by the Corporation of any of the Preferred Shares pursuant thereto shall be deemed to be effected in accordance with the articles of the Corporation.

5. CANCELLATION OF SHARES

Preferred Shares that are redeemed by the Corporation pursuant to any of the provisions hereof shall be cancelled on and as of the date of such redemption.

6. VOTING RIGHTS

The Holders of the Preferred Shares shall be entitled to receive notice of, to attend (in a non-voting capacity) all meetings of the shareholders of the Corporation, other than at meetings of the Holders of any other class of shares meeting separately as a class. Other than with respect to the matters contained herein which specifically provide the Holders with certain limited voting rights, no Holder shall have any right to any vote with respect to the Preferred Shares.

7. CONVERSION

7.1 CONVERSIONS AND ADJUSTMENTS

Upon and subject to the terms and conditions set out in this Section 7.1, FBC Holdings Sárl or any affiliate thereof shall have the right, provided (and only if and to the extent) that prior shareholder approval of the issuance of all Common Shares issuable upon conversion of the Preferred Shares has been obtained in accordance with the rules of the Nasdaq Stock Market and/or any other exchange on which the Common Shares are then traded, to convert all or any part of its Preferred Shares into the number of fully paid and non-assessable Common Shares that is equal to the number of Preferred Shares to be converted multiplied by the Conversion Rate in effect on the date of conversion.

The Corporation shall not seek the shareholder approval described in the preceding paragraph unless such approval would occur after the six-month anniversary of the Initial Issue Date.

In the event that the shareholder approval described above has not been obtained, then, after the three-month anniversary of the shareholder vote disapproving of conversion by FBC Holdings Sárl, a third party transferee unaffiliated with FBC Holdings Sárl or any of its affiliates may convert all or any part of the Preferred Shares held by such third party transferee into the number of fully paid and non-assessable Common Shares that is equal to the number of Preferred Shares to be converted multiplied by the Conversion Rate in effect on the date of conversion; provided that, (x) after such conversion, the Common Shares issuable upon such conversion, together with all Common Shares held by such third party transferee that are or would be deemed to be aggregate under the rules of the Nasdaq Stock Market, in the aggregate would not exceed 19.9% of the total number of Common Shares of the corporation then outstanding and (y) such conversion and issuance would not otherwise violate or cause the Corporation to violate the Corporation's obligations under the rules or regulations of the Nasdaq Capital Market. Unless and until adjusted in accordance with these Preferred Share Provisions, the Conversion Rate shall be equal to (a) the Subscription Price, plus any Accrued and Unpaid Dividends, divided by (b) an amount equal to the greater of (i) (x) 0.85 multiplied by (y) the average of daily volume weighted average prices of Common Shares during the 15 trading day period ending on the trading day immediately preceding notice of conversion by the Holder to the Corporation, As Adjusted, and (ii) the lower of (x)

US$0.80, As Adjusted and (y) the par value of the Common Shares at such time, subject to any stock exchange or regulatory limitations on such Conversion Rate.

7.2 AVOIDANCE OF FRACTIONAL SHARES

In any case where a fraction of a Common Share would otherwise be issuable on conversion of one or more Preferred Shares, the Corporation shall adjust such fractional interest by the payment to the Holder of an amount in cash equal to the then current market value of such fractional interest, as determined by the board of directors.

7.3 RESERVATION OF COMMON SHARES

So long as any of the Preferred Shares are outstanding and entitled to the right of conversion herein provided, the Corporation shall at all times reserve a sufficient number of unissued Common Shares to enable all of the Preferred Shares outstanding to be converted upon the basis and upon the terms and conditions herein provided in this Section 7.

8. LIQUIDATION, DISSOLUTION OR WINDING-UP

(a) In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the Preferred Shares shall entitle each of the Holders thereof to receive an amount equal to the Subscription Price per Preferred Share plus the amount of the Accrued and Unpaid Dividends, the whole to be paid before any amount is paid or any assets of the Corporation are distributed to the holders of Common Shares or any other shares ranking junior to the Preferred Shares on any such liquidation, dissolution, winding-up or distribution. Upon payment of the amounts so payable to them, the Holders of Preferred Shares shall not be entitled to share in any further distribution of assets of the Corporation.

(b) For the purposes of Section 8(a) above, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur (each a "**Deemed Liquidation**") upon: (i) a sale, conveyance, exclusive license or other disposition of all or substantially all of the undertaking, property or assets (including, without limitation, the material intellectual property) of the Corporation, where the shareholders of the Corporation immediately prior to the transaction do not collectively own, directly or indirectly, a majority interest in any purchasing or acquiring entity following the transaction; provided however that the transactions contemplated by that certain Share Purchase Agreement by and among Silicon Valley Technology Partners, Inc. (formerly, Silicon Valley Technology Partners LLC), Overland Storage and the Corporation dated as of February 20, 2018 (as it may be amended from time to time) (the "**Contemplated Transaction**") shall not be deemed to constitute a "Deemed Liquidation") and the assets disposed of, transferred or

exclusively licensed in the Contemplated Transaction shall be disregarded for purposes of determining whether a separate sale, conveyance, exclusive license or other disposition of assets constitutes a "Deemed Liquidation"; (ii) a merger or amalgamation of the Corporation with or into, or consolidation of the Corporation with, any other corporation in which the shareholders of the Corporation immediately prior to the transaction do not collectively own, directly or indirectly, a majority of the voting power of the surviving corporation following the transaction; or (iii) the sale, exchange or other disposition of the outstanding Common Shares of the Corporation or any reorganization or other transaction in which the shareholders of the Corporation immediately prior to the transaction do not own, directly or indirectly, a majority of the voting power of the surviving corporation following the transaction. In the event of a Deemed Liquidation where the nature of the transaction is such that the consideration (whether in the form of cash, securities or other property) in connection with such Deemed Liquidation would be receivable by the shareholders of the Corporation, then the Holders of the Preferred Shares shall be entitled to receive at the closing of such Deemed Liquidation such portion of the aggregate consideration (whether in the form of cash, securities or other property) receivable by the shareholders of the Corporation in connection with such Deemed Liquidation (the "**Aggregate Consideration**") as is required by applying Section 8(a) to the distribution and payment of the Aggregate Consideration in the same manner as the assets of the Corporation are required to be distributed among its shareholders in the event of a liquidation, dissolution or winding up in accordance with such section.

The Corporation shall provide the Holders with at least ten (10) Business Days' prior written notice of the consummation of any Deemed Liquidation.

9. ADDITIONAL RESTRICTIONS

The Common Shares shall rank junior to the Preferred Shares and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Preferred Shares.

So long as any of the Preferred Shares are outstanding, except as specifically contemplated in the Preferred Share Provisions, the Corporation shall not, without the approval of a majority of the Holders (with each such share having one vote):

(a) redeem or call for redemption, purchase or otherwise pay off, retire or make any return of capital in respect of any shares of the Corporation ranking as to capital junior to the Preferred Shares (other than with respect to Common Shares issued pursuant to a Stock Option Plan in connection with the cessation of service of the holder of such shares);

(b) redeem or call for redemption, purchase or otherwise pay off, retire or make any return of capital in respect of any shares, ranking as to the payment of dividends or return of capital on a parity with the Preferred Shares; or

(c) issue any additional Preferred Shares in excess of the number of Preferred Shares authorized for issuance as of the Initial Issue Date, or securities convertible or exchangeable for Preferred Shares, or any shares or securities convertible or exchangeable therefor ranking as to the payment of dividends or the return of capital prior to or on a parity with the Preferred Shares.

10. MODIFICATION

Subject to the provisions of the Act, the rights, privileges, restrictions and conditions attaching to the Preferred Shares may be deleted, varied, modified, amended or amplified with prior Preferred Holder Approval.

11. MISCELLANEOUS

11.1 NOTICES

Any notice required or permitted to be given to any Holder shall be delivered by courier to such Holder at its address as it appears on the records of the Corporation or in the event of the address of any such Holder not so appearing, then to the last address of such Holder known to the Corporation.

11.2 GENDER, ETC.

Words importing only the singular number include the plural and vice versa and words importing any gender include all genders.

11.3 CURRENCY

All monetary amounts referred to herein shall be in lawful money of the United States unless otherwise indicated.

11.4 HEADINGS

The division of these Preferred Share Provisions into sections, paragraphs or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

11.5 BUSINESS DAY

In the event that any date upon which any dividends on the Preferred Shares are payable by the Corporation, or upon or by which any other action is required to be taken by the Corporation or any Holder hereunder, is not on a Business Day or during a Business Day, then such dividend shall be payable or such other action shall be required to be taken on or by the next succeeding day which is a Business Day.

6. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the *Business Corporations Act*.
La modification a été dûment autorisée conformément aux articles 168 et 170 (selon le cas) de la *Loi sur les sociétés par actions*.

7. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on
Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé la résolution autorisant la modification le

2018-11-09

(Year, Month, Day)
(année, mois, jour)

These articles are signed in duplicate.
Les présents statuts sont signés en double exemplaire.

SPHERE 3D CORP.

(Print name of corporation from Article 1 on page 1)
(Veuillez écrir le nom de la société de l'article un à la page une).

By/
Par :

(Signature)
(Signature)

Kurt L. Kalbfleisch

SVP and CFO

(Description of Office)
(Fonction)